EXHIBIT (h) (3)

Amendment No. 1
to the
BUSINESS MANAGEMENT AGREEMENT
dated as of November 9, 2012

This Amendment No. 1 (the “Amendment”), to the Business Management Agreement (the “Agreement”), dated as of October 19, 2012, by and between FactorShares Trust (the “Trust”), on behalf of the PureFunds ISE Diamond/Gemstone ETF, PureFunds ISE Mining Service ETF, and PureFunds ISE Junior Silver (Small Cap Miners/Explorers) ETF (each a “Fund,” and together the “Funds”), and PureShares LLC (the “Manager”), is made as of this 9th day of November, 2012 by and between the Trust and the Manager.

WHEREAS, the Trust and the Manager entered into the Agreement; and

WHEREAS, the Trust and the Manager wish to amend the provisions of the Agreement to revise the “Ordinary Operating Expenses” to be paid by the Manager.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.  The parties hereto agree to delete Section 1(b) of the Agreement in its entirety and replace it with a new Section 1(b) as set forth below:

(b)           The Manager agrees to pay all the operating fund expenses listed below (“Ordinary Operating Expenses”) for the Funds:

Ordinary Operating Expenses	Fee
Factor Advisors, LLC for Investment Advisory Services	All fees set forth in the Fee Schedule to the Trust’s Advisory Agreement dated 10/19/12
U.S. Bank National Association for Custody (domestic and global)	All fees set forth in the Fee Schedule to the Trust’s Custody Agreement dated 9/20/12
U.S. Bancorp Fund Services, LLC for Fund Administration and Transfer Agent Services	All fees set forth in the Fee Schedule to the Trust’s Fund Administration Servicing Agreement dated 9/20/12
Quasar Distributors, LLC for Distribution	All fees set forth in the Fee Schedule to the Trust’s Distribution Agreement dated 9/20/12
U.S. Bancorp Fund Services, LLC for Legal Administration Services	All fees set forth in the Fee Schedule to the Trust’s Fund Administration Servicing Agreement dated 9/20/12
Shareholder Reports/Printing/Fulfillment	All reasonable expenses
NYSE for IIV Dissemination	All reasonable expenses
Quasar Distributors, LLC for Website Maintenance	All reasonable expenses
Data Feed to Website	All reasonable expenses
NYSE Listing Fees	All reasonable expenses
SEC Registration Fees (24f-2)	All reasonable expenses
Fidelity Bond	Reasonable expenses for minimum coverage required by the 1940 Act
D&O/E&O	Lesser of $15,000 per year or the minimum premium needed for $2 million in coverage per year (fairly allocated among insured parties)
Trustee Fees and Expenses	$15,000 per year
Auditor Services	Lesser of $40,000 per year or lowest reasonable bid
Legal Counsel	Up to $30,000 per year
Chief Compliance Officer	$36,000 per year

Ordinary Operating Expenses for the three (3) Funds in total shall include only the cost of the services from the service providers listed above. The Manager will not be responsible for (i) expenses of a Fund incurred in connection with the execution of portfolio securities transactions on behalf of such Fund, (ii) expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 under the 1940 Act, if applicable, (iii) litigation expenses, (iv) interest and taxes (including, but not limited to, income, excise, transfer and withholding taxes), (v) any cost or expense that a majority of the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) deems to be an extraordinary expense, (vi) the business management fee payable to the Manager, (vii) any advisory, sub-advisory, or portfolio management expenses not included in the investment advisory services fee, (viii) acquired fund fees and expenses, and (ix) fees and expenses not specifically listed above.  Under no circumstances would the Manager be obligated to pay expenses incurred by any other series of the Trust other than the Funds.

The Manager will make first payment within 10 business days with respect to the Ordinary Operating Expenses of a Fund upon that Fund registration statement being declared effective by the SEC.  The payment shall include: Factor Advisors LLC initial fee -- $30,000, NYSE listing fee -- $37,500, and the Funds’ pro rata share of E&O, D&O and fidelity bond annual premiums, which are subject to agreed renewal premium adjustments.

2.  The parties hereto agree to delete Exhibit B of the Agreement in its entirety and replace it with a new Exhibit B as set forth below:

EXHIBIT B

TO THE
BUSINESS MANAGEMENT AGREEMENT
MANAGER COMPENSATION

Pursuant to Section 2 of the Agreement, each Fund shall pay to the Manager a monthly fee calculated daily at an annual rate based on the Fund’s average daily net assets as set forth below:

PureFunds ISE Diamond/Gemstone ETF	0.69%

PureFunds ISE Mining Service ETF	0.69%

PureFunds ISE Junior Silver (Small Cap Miners/Explorers) ETF	0.69%

The parties acknowledge that the fee may be subject to change upon renewal of the Agreement if all parties, including the Manager, agree.

3.   Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

FACTORSHARES TRUST

By:	/s/ Samuel Masucci, III
Samuel Masucci III, President

PURESHARES LLC

By:	/s/ Paul Zimnisky
Paul Zimnisky, Managing Member